Exhibit 10
Pierre Brondeau
President, C.E.O.
Chairman of the Board

FMC Corporation
1735 Market Street
Philadelphia Pennsylvania 19103

July 24, 2012

Mr. Paul Graves
5 Church Street
Farmington, Connecticut 06032

Dear Paul,

On behalf of FMC Corporation, I am pleased to offer you the position of Executive Vice President and Chief Financial Officer, reporting to me. This position is based in Philadelphia and is part of the Executive Committee.
Following are the Major Responsibility Areas (MRA) of the CFO position:

•	Responsible for management and oversight of the Finance organization including, Controllers, Treasury, Tax and Audit
•Management and oversight of Corporate Information Technology
•Strategic business partner to the President, Chairman and CEO

Details of the job offer are as follows:

Salary:	$600,000 annual base salary
Salary Grade:	40
Annual Incentive:
-Target: $360,000 (60% of base salary)

-Maximum: 120% of base salary

-Two-part plan based on Corporate financial measures and individual annual objectives approved by CEO

-Pro rata amount for 2012 based on: i)actual performance for Corporate financial measures and ii) target level for individual objectives

Long-Term Incentive:
-Target: $843,198 (165% of salary grade mid-point)
-You will be first eligible to be granted an LTI Award in February 2013, as determined by the Compensation Committee
-Traditionally (subject to change) the LTI Award has been comprised of 1/3 each:
o    stock options
o    restricted stock units
o    performance-based cash, determined on total shareholder return versus a peer group over a three year period
-Each component of the LTI Award has 3 year cliff vesting

Forfeited Equity:
In respect to the Goldman Sachs (GS) restricted shares that will be forfeited by your resignation prior to vesting, the Company will replace these shares with FMC restricted stock units (rsu) based on the relative closing stock price of the two companies on your first work day. These rsus will cliff vest in three years from the date of grant. You have represented the approximate value of your unvested awards to be $1,156,000, based on the current stock price of GS.

Vacation:	Twenty (20) days annually
Holidays:	The Company observes 11 paid holidays a year.
Memberships:	The company will reimburse you for the cost of your monthly country club membership dues. Such reimbursements are included as taxable income and will not be grossed-up.
Financial Planning:
The company will pay up to $5,000 annually for financial or tax planning services. The Company will also pay the reasonable cost of tax preparation services for calendar years 2012 and 2013. These expenses are included as taxable income and will not be grossed up.

Parking:	Building parking is available at the current monthly cost A portion of the total cost of the monthly parking may be included as taxable income based on Internal Revenue Service guidelines.
Ownership Guidelines:
This position is covered by stock ownership guidelines of three times your annual base salary. You will have five years to meet this target, and restricted share units as well as stock held in investment and savings plans count towards the requirement.

Performance Review:	Your first performance and salary review will be 12 months from the date you start this assignment, which is anticipated to be October 1, 2012.

This employment offer is contingent on the following:
•Approval by the FMC Board of Directors

•Satisfactorily passing a substance abuse test and a post-offer employment physical. Please contact Karen Smith at 609-963-6600 to make arrangements for this work. This assessment and drug screening should take place a minimum of seven working days prior to the anticipated start date of your employment.

•Satisfactory completion of reference and background checks
•Providing proof that you have a legal right to work in the United States. Please read the enclosed List of Acceptable documents for employment Eligibility Verification and bring the appropriate documentation on your first day of employment.

•Signing Business Conduct Guidelines/Code of Ethics and Proprietary Information Agreements

As a new hire, you will be eligible to participate in FMC’s medical plans on the first of the month following a full month of employment. The other benefits for which you are eligible begin immediately. They include: medical, dental, life insurance, short and long-term disability, an executive long-term disability plan, defined contribution savings and Investment plans, paid vacation and holidays.

Specifically with regard to the defined contribution savings and investment plans, you will be immediately and automatically enrolled in the Company's qualified plan.  This is an account-based plan to which FMC will contribute 5% of your eligible earnings (base salary, and annual incentive pay) into your account after the close of each plan year on December 31.  You may also contribute to this qualified plan with the company matching 80% of the first five percent of your earnings as defined above. You will have a number of investment choices offered by Fidelity Investments and your account balance is portable.  Company contributions vest ratably over a five-year period. In addition to this qualified plan you are eligible to participate in a nonqualified direct contribution savings and investment plan, which allows you to defer more of your eligible earnings. More information will be provided on these plans at your orientation.

Paul, I am very pleased to make this offer of employment and hope you give it thoughtful consideration. Please call Ken Garrett or me if you have any questions. Otherwise, just sign in the space provided below and return this letter to Ken.

Sincerely,

/s/ Pierre Brondeau

Pierre Brondeau
President, Chief Executive Officer and Chairman of the Board

cc: Kenneth R. Garrett

I accept the terms and conditions as outlined above:

_/s/ Paul Graves_________     __7/27/2012__________
Paul Graves            Date